Free Writing Prospectus

Filed Pursuant to Rule 433

Dated August 2, 2010

Registration Statement Nos. 333-157418 and 333-157418-04

Free Writing Prospectus dated August 2, 2010

CNH Equipment Trust 2010-B

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a preliminary prospectus supplement dated August 2, 2010 and prospectus dated August 2, 2010 which describes the notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s	Moody’s	Fitch
Class A-1	A-1+	P-1	F1+
Class A-2	AAA	Aaa	AAA
Class A-3	AAA	Aaa	AAA
Class A-4	AAA	Aaa	AAA
Class B	A	A2	A

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.  However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive a rating in the “A” category from each of Standard & Poor’s, Moody’s and Fitch.

Joint Bookrunners of the Class A Notes

Barclays Capital		BNP PARIBAS
Co-Managers of the Class A Notes
Citi
Credit Agricole Securities
Rabo Securities USA, Inc.
SOCIETE GENERALE

Joint Bookrunners of the Class B Notes

Barclays Capital	BNP PARIBAS

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS SUPPLEMENT AND A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-603-5847.